EXHIBIT 10.1

April 21, 2022

Stephen Shute

Re: Offer of Employment

Dear Stephen:

I am pleased to offer you a position with DocuSign, Inc. (the “Company”) as President, Field Operations based in our Chicago office, reporting to Dan Springer, with an expected commencement date of May 9, 2022 (“Start Date”). This offer letter supersedes the previous offer letter dated April 15, 2022 and constitutes the entire agreement between you and DocuSign, Inc. regarding your employment. DocuSign may require all employees to be fully vaccinated against COVID-19 and provide proof of vaccination to visit a DocuSign office, to meet with potential or actual customers or business partners, or for other business related purposes, in accordance with local law. Please note that DocuSign has contracts with different governments globally– including the US Federal Government–which may require compliance with local and federal laws. When employees are required to be vaccinated, new hires will be required to provide proof of vaccination. DocuSign will comply with applicable law regarding the reasonable accommodation of individuals with disabilities and/or sincerely held religious beliefs. You will receive a bi-weekly salary of $19,230.77 ($500,000.00 annualized), less applicable taxes and deductions, which will be paid in accordance with the Company’s normal payroll procedures. In addition, you will be eligible for annualized variable compensation (pro-rated for first year) of $500,000.00 based on performance against goals established by management within 30 days of your date of hire.

Subject to approval of the Board of Directors of the Company, or a committee appointed by the Board, you will be eligible to receive (1) an award of restricted stock units (“RSUs”) representing the right to acquire shares of Common Stock of DocuSign, Inc. with a value of $25,000,000.00 (the “New Hire Grant”), and (2) an award of RSUs representing the right to acquire shares of Common Stock of DocuSign, Inc. with a value of $5,000,000.00 (the “One-Year RSU Grant”). The New Hire Grant and the One-Year RSU Grant will be granted effective July 10, 2022 (the “Grant Effective Date”), with the number of shares under each such grant determined by dividing the foregoing values by the average closing stock price over a period of 10 trading days immediately prior to the Grant Effective Date. The vesting commencement date of such grants (the “Vesting Commencement Date”) will be the later of (i) May 10, 2022 and (ii) the first 10th day of a month following your Start Date. Such RSUs will be subject to the terms and conditions of: (a) the Company’s equity incentive program in effect at the time of grant (the “Plan”), (b) an RSU Agreement, as applicable, in the form approved by the Board or a committee of the Board, and (c) applicable law. The RSUs will be subject to service-based requirements as set forth in each RSU Agreement. For a general summary of the vesting terms, please see Attachment A hereto.

As a Company employee, you will also be eligible to receive certain employee benefits including PTO, healthcare, dental coverage, and a 401(k) plan. You should note that the Company may modify salaries and benefits from time to time as it deems necessary. You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason.

Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. Please note your Start Date is subject to change if your background check has not been completed 13 days prior to your Start Date.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. If you require work authorization to lawfully work in the U.S., this must be obtained prior to your State Date and your Start Date is subject to change if proof of such authorization is not obtained by the Company by Monday of the week prior to your Start Date.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct which are included in the employee handbook which you will receive on your first day of employment. You will be expected to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, Non-Competition and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. The Agreement also provides that in the event of any dispute or claim relating to or arising out of our working relationship, you and the Company agree that all such disputes shall be resolved by binding arbitration,

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below by April 22, 2022. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at DocuSign, Inc.

Sincerely,

DocuSign, Inc.

/s/ Joan Burke

Joan Burke, Chief People Officer

ACCEPTED AND AGREED:
Stephen            Shute
___________________ ____________________
Legal First Name Legal Last Name
Steve
__________________ ____________________
Preferred First Name Preferred Last Name
(For all accounts)

/s/ Stephen Shute
________________________________
Signature

April 21, 2022
Date

Please fill in shipping details for your DocuSign equipment. Please provide a physical address that can accept FedEx packages. No PO Boxes.

__________________________________________________________________________________
Full Address (Please include Apartment / Building Number, if applicable)

__________________________
Country

_____________________
Cell Phone Number

______________________________________
Additional Shipping Information We May Need

Please enter your Legal First Name, Legal Middle Name (if applicable), and Legal Last Name as it appears on your government issued ID you will use for Day 1 onboarding.
Stephen                Eugene                    Shute
_________________________ _______________________         _________________
Legal First Name Legal Middle Name (if applicable) Legal Last Name

Attachment A

RSU Vesting Terms

New Hire Grant

As provided in more detail in the RSU Agreement, your RSUs will become “Vested RSUs” subject to the satisfaction of a service-based requirement. Generally, 25% of the total number RSUs awarded will have the service-based requirement satisfied on the 12-month anniversary of the Vesting Commencement Date, and thereafter 1/16th of the total number of RSUs awarded will have the service-based requirement satisfied in a series of 12 successive equal quarterly installments following the first anniversary of the Vesting Commencement Date until the service-based requirement is fully satisfied on the fourth anniversary of the Vesting Commencement Date, subject to your continued employment or service with the Company on each such date.

One-Year RSU Grant

As provided in more detail in the RSU Agreement, your RSUs will become “Vested RSUs” subject to the satisfaction of a service-based requirement. Generally, 100% of the total number RSUs awarded will have the service-based requirement satisfied on the 12-month anniversary of the Vesting Commencement Date, subject to your continued employment or service with the Company on such date.

In each case, Vested RSUs will generally be delivered to you (“settled”) on a quarterly basis (March, June, September and December) or in accordance with the Company’s then-current settlement practices.

The RSUs will be subject to the terms and conditions of the Plan and the applicable RSU Agreement.